Exhibit 99.1

News Release
Investor Contact:
Taylor Hudson
+1 603.430.5397
thudson@spragueenergy.com

Sprague Resources LP Announces Acquisition of L.E. Belcher, Inc.’s Terminal and Storage Assets in Springfield, Massachusetts

Acquired terminals and wholesale/commercial businesses strengthen Sprague’s position as key refined products marketer in central New England

Portsmouth, NH (January 24, 2017) - Sprague Resources LP (“Sprague”) (NYSE: SRLP) announced today that its operating subsidiary, Sprague Operating Resources LLC, has signed a definitive agreement to purchase the Springfield, Massachusetts refined product terminal assets of Leonard E. Belcher, Incorporated (“L.E. Belcher”) for approximately $20 million in cash, subject to customary closing adjustments. The purchase consists of two pipeline-supplied distillate terminals and one distillate storage facility with a combined capacity of 295,000 barrels, as well as L.E. Belcher’s associated wholesale and commercial fuels businesses. The transaction is expected to close within thirty days.

Sprague has previously supplied the L.E. Belcher terminals and is well known along the I-91 corridor in western Massachusetts. Following successful closing of the transaction, Sprague will own the largest distillate tankage position in the area, supplying heating oil, diesel fuel and kerosene into regions not served by its existing network of deep water terminals on the coast. The transaction is expected to be accretive to distributable cash flow and generate approximately $3 to $4 million of adjusted EBITDA annually. Sprague intends to fund the transaction with borrowings from its senior secured credit facility.

“We have long considered L.E. Belcher’s business and terminal assets as one of the best in New England, and are pleased to be chosen as the team to carry the Hough family legacy of customer service in the Springfield region into the future,” announced David Glendon, President and Chief Executive Officer.

“As a supplier to L.E. Belcher for many years, we know the market very well and are looking forward to welcoming new employees to the Sprague team. Our acquisition strategy of pursuing high-quality assets in strategic locations has once again paid off with an attractive bolt-on purchase in one of the few remaining Northeast markets where Sprague did not control a terminal asset.”

Sprague has updated its investor relations website with slides containing additional information regarding the pending acquisition. The presentation can be accessed from Sprague’s website at http://www.spragueenergy.com/investor-relations.

About Sprague Resources LP
Sprague Resources LP is engaged in the purchase, storage, distribution and sale of refined petroleum products and natural gas. The company also provides storage and handling services for a broad range of materials. More information concerning Sprague can be found at www.spragueenergy.com.

Forward-Looking Statements
This press release may include forward-looking statements. These forward-looking statements involve risks and uncertainties and other factors that are difficult to predict and many of which are beyond management’s control. Although Sprague believes that the assumptions underlying these statements are reasonable, investors are cautioned that such forward-looking statements are inherently uncertain and involve risks that may affect our business prospects and performance causing actual results to differ from those discussed in the foregoing release. Such risks and uncertainties include, by way of example and not of limitation: increased competition for our products or services; changes in supply or demand for our products; changes in operating conditions and costs; changes in the level of environmental remediation spending; potential equipment malfunction; potential labor issues; the legislative or regulatory environment; terminal construction/repair delays; nonperformance by major customers or suppliers; and political and economic conditions, including the impact of potential terrorist acts and international hostilities. These and other applicable risks and uncertainties have been described more fully in Sprague’s most recent Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”) on March 10, 2016, and in our subsequent Form 10-Q filings, as well as Form 8-K and other documents filed with the SEC. Sprague undertakes no obligation and does not intend to update any forward-looking statements to reflect new information or future events. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

Non-GAAP Financial Measures
To supplement the financial information presented in accordance with United States generally accepted accounting principles (“GAAP”), Sprague’s management uses certain non-GAAP financial measurements to evaluate its results of operations which include EBITDA, adjusted EBITDA, adjusted gross margin and distributable cash flow. Sprague believes that investors benefit from having access to the same financial measures that are used by its management and that these measures are useful to investors because they aid in comparing its operating performance with that of other companies with similar operations.

As EBITDA, adjusted EBITDA, adjusted gross margin and distributable cash flow are measures not prepared in accordance with GAAP they should not be considered as alternatives to net income (loss), or operating income or any other measure of financial performance presented in accordance with GAAP. Additionally, Sprague's calculations of non-GAAP measures may not be comparable to similarly titled measures of other businesses because they may be defined differently by other companies.

You can find disclosures on our use of these non-GAAP measures, as well as reconciliations between GAAP and these non-GAAP measures, in Sprague's "Non-GAAP Measures Quarterly Supplement" located in the Investor Relations section of Sprague’s website, www.spragueenergy.com.

EBITDA
Sprague defines EBITDA as net income (loss) before interest, income taxes, depreciation and amortization. EBITDA is used as a supplemental financial measure by external users of Sprague’s financial statements, such as investors, trade suppliers, research analysts and commercial banks to assess:

•	The financial performance of Sprague’s assets, operations and return on capital without regard to financing methods, capital structure or historical cost basis;

•	The ability of our assets to generate sufficient revenue, that when rendered to cash, will be available to pay interest on our indebtedness and make distributions to our equity holders;

•	Repeatable operating performance that is not distorted by non-recurring items or market volatility; and

•	The viability of acquisitions and capital expenditure projects.

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